Exhibit 23.00

[KPMG Peat Marwick LLP Letterhead]





             Consent of KPMG Peat Marwick LLP



The Board of Directors
Comdisco, Inc.:

We consent to incorporation by reference in Registration Statement No. 2-76569 on Form S-8, Registration Statement No. 33-20715 on Forms S-8 and S-3, Registration Statement No. 33-48910 on Form S-3 and Registration Statement No. 33-50659 on Form S-8 of Comdisco, Inc. of our reports dated November 7, 1994, relating to the consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended September 30, 1994 which reports appear, or are incorporated by reference, in the September 30, 1994 annual report on Form 10-K of Comdisco, Inc.



                                                    /s/  KPMG Peat Marwick LLP



Chicago, Illinois
December 20, 1994